Exhibit 23.1

Consent of Independent Auditor

Medalist Diversified, Inc. and Subsidiaries

Richmond, Virginia

We hereby consent to the incorporation by reference in the Registration Statement of Medalist Diversified, Inc. on Form S-8 (No. 333-228674 and 333-238483) and Form S-3 (No. 333-286453) of our report dated November 6, 2026, with respect to the statement of revenues and certain operating expenses of the Pilot Point Caliber Property for the year ended December 31, 2025, which appears in this Current Report on Form 8-K/A of Medalist Diversified, Inc., dated November 6, 2026.

/s/ Cherry Bekaert LLP

Richmond, Virginia

November 6, 2026